EXHIBIT 10.45

Three Part Final Agmt.

AGREEMENT

THIS AGREEMENT drafted in Three Parts is made this, 24th day of March 2011 by and between Mount Snow Ltd. organized and existing under the laws of the State of Vermont and located at

39 Mount Snow Road
West Dover, VT 05356

(Purchaser)

and

Leitner-Poma of America (L-POA)

a corporation organized and existing under the laws of the State of Colorado, located at

2746 Seeber Drive, Building A
Grand Junction, CO 81506
Phone (970) 241-4442

Both individually referred to as “Party” as well as collectively also referred to as “Parties.”

RECITALS FOR PART ONE OF AGREEMENT

A.	Mount Snow Ltd. is the operator of Mount Snow Resort and desires to purchase certain equipment and services from L-POA to install a 6-place LPA Detachable Lift with one hundred and two Blue Bubbles,

B.	L-POA has longstanding experience in the design, manufacture, and installation of such equipment and desires to supply to the Purchaser certain equipment and related services.

THEREFORE, the Parties agree as follows:

1.	DEFINITIONS

	1.1.	For the purpose of this Agreement the following terms will have the meaning assigned to them below:

	1.2.	“Agreement” will mean this written Agreement drafted in Three Parts and the attached Exhibits. The Agreement includes the following Exhibits:

Exhibit A — Lift #17 — Performance specifications

Exhibit B — Lift #17 — List of equipment supplied by L-POA

Exhibit C — L-POA support services and responsibilities

Exhibit D — Purchaser services and responsibilities

Exhibit E — Payment Schedule

Exhibit F — Equipment Supplied for Yankee Clipper

Exhibit G — Certificate of Substantial Completion

Exhibit H — Punch List

Exhibit I — Milestones

Exhibit J — Enclosure plans

Exhibit K — Price calculation

Exhibit L — Warranty

1.3.	“Borrowed Worker” will mean an employee of Purchaser assisting L-POA.

1.4.

“Completion Date” will mean the date Purchaser accepts the Lift as evidenced by (a) the execution of the Certificate of Substantial Completion described in Paragraph 5.3 or (b) pursuant to Paragraph 5.4.

1.5.	“Delivery”, unless otherwise specified, will be freight on board to the Site.

1.6.	“Equipment” will mean parts, machinery, structure, steel, drives, controls, and other parts and appurtenances as set forth in Exhibit B to be supplied by L-POA for the Lift described in Exhibit A.

1.7.

“Lift” will mean the complete aerial ropeway system comprised of a one hundred and two 6 place LPA bubble chair manufactured by L-POA, as described in Exhibit A of this Agreement, together with all the parts and appurtenances thereto and including the Equipment, as described in Exhibit B.

1.8.	“Services” will mean those services provided by L-POA incidental to the engineering, designing, installation and erection of the Lift, including training and support, as described in Exhibit C.

1.9.

“Site “ will mean the location at which the Lift is to be erected at the Mount Snow Resort, including the necessary service, access and storage areas required for supply and erection, as described in Exhibit D.

	1.10.	“Subcontractor” will mean any person or entity contracting with L-POA to furnish any of the Work.

1.11.

“Work” will mean the collective design, engineering, manufacture, supply, installation and erection of the Lift as required by this Agreement and includes all labor including Purchaser’s borrowed employees, supplies, materials, transportation necessary to design, engineer, manufacture, supply, install arid erect the Lift as provided in this Agreement.

2.	DUTIES AND OBLIGATIONS OF L-POA

2.1.

L-POA will design and manufacture the Lift, and furnish layout and all necessary engineering and specifications of Equipment as set forth in Exhibit B (for the lift described in Exhibit A); and to deliver the Equipment and Services at its cost and risk to the appropriate staging area at the Site; and to install, service, and start up the Lift, as described in Exhibit C.

2.2.

L-POA will manufacture the Lift in a good and workmanlike manner using new and good quality material, free from defects, and in conformance with this Agreement, except when specified otherwise in this Agreement.

2.3.

L-POA warrants that the Work will conform to the American National Standards Institute Safety Code B77 for Aerial Passenger Tramways (“ANSI B77”), and the applicable regulations of the Vermont Tramway Board and of the United States Forest Service.

3.	DUTIES AND OBLIGATIONS OF PURCHASER

3.1.

Purchaser shall pay L-POA for L-POA’s performance of the Agreement the Contract Price of Seven Million, Three Hundred Twenty Three Thousand, Eight Hundred Thirty Dollars ($7,323,830) in U.S. dollars, subject to additions and deductions as provided in the Agreement. Purchaser will make payments under this Agreement according to the schedule contained in Exhibit E (“Payment Schedule”). The calculation for the price of the Work is shown on the attached Exhibit K.

	3.2.	Purchaser will cooperate fully with L-POA in the design, engineering, construction, erection and installation of the Lift.

	3.3.	Purchaser will provide the services set forth in Exhibit D on or before the applicable dates set forth in Exhibit D, and will pay for all related costs.

3.4.

The Purchaser will not remove or obliterate any plates or sign which may be attached to the Lift or any part of the Lift containing the name, logo or address of L-POA or any of its affiliates, any trade name or trade mark of L-POA or any of its affiliates, or any reference to patents or patent applications applicable to the Lift.

4.	TERMS OF PAYMENT

4.1.

L-POA will submit itemized invoices upon its accomplishment of each payment event as outlined in Exhibit E to Purchaser’s accounting department care of Deena Hicken and a duplicate invoice to Dave Moulton (or his designee). Upon written approval by Mr. Moulton Purchaser’s accounting department will issue the scheduled payment. Payment shall become due and owing upon approval by Mr. Moulton. For each payment event, and provided L-POA has accomplished the task outlined in that payment event, and the task is approved by the Purchaser, the Purchaser shall not be entitled to withhold payment for any reason. If Purchaser fails to make any payment to L-POA within thirty (30) days of the invoice date, L-POA will have the right, in addition to other available remedies, to immediately cease further performance hereunder until such payment is made in full, together with interest at a rate of 1.5% per month on past due balances. If L-POA incurs any additional Work costs as a result of ceasing its performance, including but not limited to, redeployment, travel and lodging expenses, Purchaser will reimburse L-POA for its actual additional Work costs within thirty (30) days following receipt of L-POA’s invoice providing reasonable detail regarding such additional Work costs.

4.2.

The parties agree that the Purchase Price will be adjusted to reflect L-POA’s actual increased costs incurred in the event that subsurface rock or other unknown subsurface physical conditions are encountered during the installation of the Lift, which are at variance with the conditions specified in Exhibit D to this Agreement to wit the subsurface soil pressure is lower than 4,000 PSF, or which are different from those ordinarily encountered and generally recognized as inherent in work of the character provided for in this Agreement. Upon finding that such conditions are at variance with the specified conditions of Exhibit D L-POA shall immediately notify the Purchaser before conditions are disturbed. The Purchaser shall then have an opportunity to investigate the conditions. Such adjustments in the Purchase Price will be by a Change Order, as provided in Paragraph 15.

4.3.

Purchaser agrees that it will not operate the Lift for the public if any required payments are delinquent. In the event the Purchaser operates the Lift to the public while a payment is delinquent and without L-POA written consent, L-POA shall have the right to enter upon the site and render the Lift inoperable until such time as the delinquent amounts are paid.

	4.4.	The Contract Price excludes sales and use taxes. Purchaser shall pay all applicable sales and use taxes as determined by Purchaser’s accounting department or governing authority.

5.	CONSTRUCTION SCHEDULE AND COMPLETION

5.1.

L-POA shall complete the Work not later than November 9,2011 (Scheduled Completion Date), subject to adjustments as provided in the Agreement, and subject to Purchaser performing its obligations in accordance with the Agreement. In the event L-POA ceases performance in accordance with the Agreement, the Scheduled Completion Date will be extended for a period of time equal to the time that performance ceases plus a reasonable time for redeployment. The Scheduled Completion Date may also be extended in the event of Force Majeure as provided in paragraph 20, below. However, absent events outlined in paragraph 20, or delays related exclusively to the Purchaser, Time is Of the Essence.

5.2.

Purchaser agrees that it will not interfere with or obstruct L-POA in the fulfillment of its obligations under this Agreement or any Subcontractor in the provisions of services or materials relating to the Work.

	5.3.	Except as provided in Paragraph 5.4, Completion occurs when the Certificate of Substantial Completion, in the form appearing in Exhibit G, has been satisfied and executed by both Purchaser and L-POA.

5.4.

Purchaser will be deemed to have accepted the Work and the Lift deemed to be completed, if Purchaser operates the Lift for use by its patrons prior to the execution of the Certificate of Substantial Completion.

	5.5.	In the event that a delay in the Completion Date is caused by Purchaser, the unpaid portion of the Contract Price will be increased by 0.5% per month

6.	PUNCH LIST

6.1.

The Certificate of Substantial Completion may exclude minor items, not involving the safety, operability or fitness for licensure of the Lift, which will be completed or corrected after the Completion Date, in which case, within five (5) days of the delivery of the Certificate of Substantial Completion, L-POA and the Purchaser will jointly agree upon a Punch List reflecting all such items to be completed or corrected and including an estimate of the cost to complete each such item (the “Punch List”) in the form attached at Exhibit H. If the parties cannot in good faith jointly agree to the Punch List, either party may submit such dispute to binding arbitration, as provided in this Agreement. However, the existence of any such dispute does not delay or reduce Purchaser’s obligation to make payments in accordance with the Agreement.

6.2.

The Purchaser shall be entitled to withhold from the last payment an amount equal to 150% of the reasonable value of all such Punch List items. Each amount so deducted and withheld shall become due and payable upon completion of each item on the Punch List. The total amount withheld will not exceed in any case more than 3% of the Contract Price. When an item on the Punch List has been rectified; L-POA will invoice for that respective item and the Purchaser shall pay the invoice within thirty (30) days of invoice date.

7.	TITLE

	7.1.	Title to the Lift will pass to Purchaser upon the execution of the Certificate of Substantial Completion or deemed completion of the Lift under Paragraph 5.4.

8.	RISK OF LOSS

8.1.

The risk of loss of the Lift will pass to Purchaser upon execution of the Certificate of Substantial Completion or deemed completion of the Lift under Paragraph 5.4, regardless of whether the Contract Price has been paid in full.

9.	SECURITY INTEREST

9.1.

Until such time as the Purchase Price and all other amounts due and owing under this Agreement have been paid in full: the Lift will be and remain personal or movable property and will not be deemed part of realty even though affixed or attached thereto, whether or not placed upon a permanent foundation.

9.2.

Purchaser agrees to execute any reasonably drafted instruments or documents complying with the obligations required by its lenders related to security and that L-POA deems appropriate to protect or perfect the security interest, including Uniform Commercial Code financing statements or similar documents to perfect L-POA’s interest in the Lift as a first priority lien. If requested by L-POA, Purchaser agrees to provide L-POA with a legal description of the land on which the Lift will be erected.

9.3.

If Purchaser fails to pay the Contract Price or any portion thereof in accordance with the Agreement or fails to pay any additional charges or otherwise defaults in the performance of any of its obligations, then L-POA will have all the rights and remedies of a secured creditor under the Uniform Commercial Code or similar law as in force in the jurisdiction where the Lift is located subject to the limitations noted in section 9.2 above, including the right to repossession of the Lift, in addition to its other rights and remedies under this Agreement or otherwise provided by law or in equity.

10.	PURCHASER’S INSURANCE

	10.1.	Purchaser shall purchase and maintain in full force and effect the following insurance while the Work is being performed:

10.1.1.

Adequate Commercial General Liability insurance on an ISO standard form or its equivalent with minimum limits of US $1,000,000 for bodily injury, including death, or property damage arising out of any one occurrence or in the aggregate.

10.1.2.

Business Automobile Liability Insurance with minimum limits of $1,000,000 per occurrence single limit for bodily injury and property damage combined covering all vehicles owned or operated by the Purchaser.

10.1.3.

Statutory Workers Compensation Insurance in accordance with the provisions of the applicable Workers Compensation Act, if any, of the jurisdiction in which the Lift is constructed, for all of Purchaser’s employees assisting, whether directly or indirectly, in the Work.

10.1.4.

If requested, Purchaser shall provide L-POA with a Certificate of Insurance evidencing the insurance policies described in this section. The Certificate of Insurance shall provide for a minimum of thirty (30) days written notice to L-POA prior to cancellation of any policy.

11.	L-POA’S INSURANCE

	11.1.	L-POA shall purchase and maintain in full force and affect the following insurance while the Work is being performed.

11.1.1.

Commercial General Liability Insurance including Products/Completed Operations Liability insurance on an ISO standard form or its equivalent with limits of US $5,000,000 for bodily injury, including death or property damage arising out of any one occurrence or in the aggregate. If requested, Purchaser may be included as an additional insured.

11.1.2.

Business Automobile Liability Insurance on all vehicles used by L-POA in connection with this Agreement with minimum limits of $2,000,000 per occurrence single limit for bodily injury and property damage combined.

11.1.3.

Statutory Workers Compensation insurance in accordance with the provisions of the applicable Workers Compensation Act, if any, of the jurisdiction in which the Lift is constructed, for all of L-POA employees to be engaged in the Work under this Agreement and all Purchaser’s borrowed employees under the control of L-POA, and in case the Work is subcontracted, L-POA shall require the subcontractor to provide the Workers Compensation Insurance for all of the subcontractor’s employees to be engaged in such Work.

11.1.4.

Until Title to the Lift passes to Purchaser, L-POA shall carry installation risk insurance covering the goods and materials forming a part of the Work arising from covered causes of loss (per specific policy terms and conditions) with a coverage limit of US $7,000,000.00 at the installation site.

11.1.5.

L-POA shall provide Purchaser with a Certificate of Insurance acceptable to the Purchaser evidencing the insurance policies described in this section. The Certificate of Insurance shall provide for a minimum of thirty (30) days written notice to Purchaser prior to cancellation of any policy.

11.1.6.

All subcontractors of L-POA shall provide the Purchaser with proof of the above applicable insurance coverage at limits and providers approved by the Purchaser prior to entering the Purchaser’s premises.

12.	WARRANTIES

12.1.

When used and maintained in accordance with the maintenance and operation manual with respect to the Lift provided by L-POA to Purchaser and except for items warrantied as described under Paragraph 12.3, L-POA warrants that the Lift when delivered to Purchaser, will be of merchantable quality and free from defects in materials and workmanship including but not limited to design, engineering and installation for two (2)

years or 3,000 hours of operation from the date of delivery by L-POA or its authorized dealer, whichever comes first (the “Warranty Period” see Exhibit L).

12.2

During the Warranty Period, L-POA agrees to supply Purchaser, without charge, with any new parts to replace any part of the Lift that is defective as to material or workmanship. Any replacement parts will be installed at Purchaser’s sole cost and expense. However, in any one warranty year, L-POA will reimburse Purchaser for any labor hours in excess of 100 hours that Purchaser incurs repairing or replacing L-POA warranted parts and this shall be billed on an hourly basis of $50 per hour for all manual labor and $100 per hour for all snowcat time. With the exceptions listed above L-POA is under no obligation to provide, or pay for, the cost of labor for repairs or replacement of parts during the Warranty Period. L-POA is responsible for cable splicing, which will be at L-POA’s cost and expense during the Warranty Period. Under no circumstances will L-POA be under any obligation to contribute to the cost for normal maintenance and repairs to the Lift or non-defective items requiring replacement as a result of ordinary use or wear and tear.

12.3

The Warranty Period as to component parts and equipment included in the Lift which are supplied by third party vendors not affiliated with L-POA will be limited to the applicable term and limitations of the warranty provided by such third party vendors to L-POA (Exhibit L). Such third party vendor warranties are not exclusive to L-POA and L-POA represents that the benefits of these warranty benefits shall run to the Purchaser. Items that specifically fall under this warranty provision are the diesel engines, electric motor, electric controls, haul rope, and gearbox. Any failed warrantied part must be returned to L-POA within sixty (60) days of the date that the replacement part is shipped. If the failed part is not returned within 60 days, the Purchaser shall pay for the replacement part.

12.4

L-POA will not be liable for breach of its warranties set forth in Paragraph 12, if such breach is caused by: (a) Force Majeure (as defined in Paragraph 20), or other cause beyond L-POA’s reasonable control; (b) alteration, modification or change in the Work or Lift and/or use of component parts or equipment supplied by those other than L-POA, without L-POA’s prior written consent, except when done according to plans and specifications specifically referring to such additional work, supplied by L-POA and warranted by L-POA in writing; (c) improper maintenance operation or use of the Lift;

(d) abnormal wind conditions; (e) damages caused by abrasives, dirt or corrosion; (f) improper cable alignment or lubricant; or (g) any error in any geographical investigation or estimate of snow depth or in any engineering information supplied by Purchaser or its agents to L-POA.

12.5

Except for cable splicing, the right to require the replacement of a defective part will be Purchaser’s sole remedy for any breach of the warranties provided in this Agreement. L-POA will not be liable for loss of business, consequential damages, other direct or indirect damages of any kind whatsoever whether founded on breach of contract, tort or strict liability or otherwise, resulting from breach of the aforesaid warranties. L-POA specifically disclaims any other obligation, expressed or implied. EXCEPT AS SPECIFICALLY DESCRIBED IN THIS PARAGRAPH 12, THERE ARE NO OTHER WARRANTIES EXPRESS OR IMPLIED WHICH EXTEND BEYOND THE DESCRIPTION SET FORTH IN THIS AGREEMENT AND ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXCLUDED.

13.	LIMITATIONS ON LIABILITY

13.1.

During the period of this Agreement and thereafter, L-POA will not be liable for any property damage, bodily injury or loss of life, if such occurrences are caused by, but not limited to, any of the following:

13.1.1.

Act of God, avalanche, lightning, fire, collision, landslide, earthquake, significant earth movement, flood, catastrophic winds, war, insurrection, sabotage, vandalism or any other cause beyond L-POA’s reasonable control.

13.1.2.

Unauthorized alterations or changes to the Lift, including relocation of the Lift or any of its components and/or use of parts supplied by persons other than L-POA, except with L-POA’s written consent or in accordance with plans and specifications supplied to Purchaser by L-POA or its agents.

		13.1.3.	Any error in any estimate of snow depth, soil engineering, or in any other engineering information supplied by Purchaser or its agents to L-POA;

13.1.4.

Failure of Purchaser to operate or maintain the Lift in accordance with: (a) the provisions set forth in the maintenance and operation manual with respect to the Lift provided by L-POA; (b) any standards or procedures provided by L-POA through its written service or similar bulletins; (c) any then applicable Federal, State, or local laws, regulations or codes; or (d) Purchaser’s own policies and procedures for the operation and maintenance of the Lift.

13.1.5.

Any incorrect or inappropriate use, lack of experience of any person involved in the operation of the Lift, overloading of the Lift, negligence of Purchaser in the operation or in maintenance of the Lift.

13.1.6.

Operation of the Lift: (a) during any unsafe conditions, including unsafe ice accumulation, high winds, lightning, excessive snow depths, lack of adequate visibility; (b) with any safety systems bypassed; or (c) with any obstructions that may interfere the lift operation.

		13.1.7.	Claims by third parties arising as a result of or following the sale or disposition of the Lift by Purchaser.

13.2.

Notwithstanding anything to the contrary contained herein, in no event shall L-POA’s liability for any breach of the terms and provisions exceed the amounts paid by Purchaser to L-POA on account of the Contract Price.

	13.3.	In the event of any dispute or claim under this Agreement, Purchaser may not recover incidental or consequential damages from L-POA.

14.	PROPRIETARY INFORMATION

14.1.

Purchaser agrees that all software, drawings, sketches, specifications, operation and maintenance manuals and other technical documents, as well as samples, illustrations and related documents provided by L-POA: (a) constitute proprietary engineering information of L-POA (the “Proprietary Information”); (b) may be used by Purchaser and its agents or representatives solely in connection the construction, maintenance and operation of the

Lift; and (c) may not be used by Purchaser or its agents or representatives for the design or modification of this or any other installation.

14.2.

The parties acknowledge that Purchaser may disclose Proprietary Information to applicable governmental authorities to the extent required for certification or licensure of the Lift contemplated under this Agreement.

15.	CHANGES IN THE WORK

15.1.

If Purchaser requests a change in the Work, or if changes in the specifications are required by a governmental authority having jurisdiction over the Work or are necessitated by material differences between the physical conditions upon which the specifications are based and actual on-site physical conditions, the Purchase Price will be equitably increased or decreased, as the case may be. No changes will be made in the Work, unless first agreed to in writing by Purchaser and L-POA. Such a writing shall include the exact change expected, the exact adjustment in cost(if any), and the time necessary to complete the change. In the event the parties are unable to agree on all equitable price adjustments for such changes, the parties will submit such price dispute to binding arbitration, as provided in this Agreement.

16.	REGULATORY APPROVAL

16.1.

Except as otherwise provided in this Agreement, all permits, licenses approvals and authorizations (the “Required Permits”) required to permit L-POA to perform the Work and install the Lift without any restriction, condition or limitations which would prevent or unduly hinder L-POA’s ability to perform the Work hereunder or result in any unreasonable economic burden to L-POA, will be secured by Purchaser and will be in the name of Purchaser.

	16.2.	L-POA agrees to comply with the conditions contained in the Required Permits if L-POA has specific knowledge of such conditions.

16.3.

Purchaser agrees to notify L-POA of any violations or potential violations of any Required Permits. After being so notified, L-POA will take all actions to comply with the Required Permits that are commercially reasonable.

	16.4.	In the event that the Required Permits are not granted on a timely basis through no fault of L-POA, Purchaser will be deemed to have materially breached this Agreement.

17.	BORROWED WORKERS

	17.1.	Borrowed Workers will at all times remain employees of Purchaser.

18.	NOTICE OF ACCIDENTS

	18.1.	Following the Completion Date, Purchaser will promptly notify L-POA in writing of any accident relating to the Lift resulting in serious bodily injury, death or material property damage.

19.	CONFIDENTIALITY

19.1.

L-POA and Purchaser agree and acknowledge that the Proprietary Information and the provisions of this Agreement in general, and specifically the Purchase Price paid by Purchaser to L-POA and the warranties extended to Purchaser, are and will forever be confidential and held by the parties and their respective agents and representatives in the strictest confidence.

19.2.

In the event either party or any of its agents or representatives is ordered by a court of competent jurisdiction to disclose any of the Proprietary Information or any of the provisions of this Agreement, that party will notify the other party of such order prior to making any such disclosures. In addition the Purchaser shall be permitted to disclose details of this agreement to its lenders, stock holders or related individuals with a legal or business need to know such details. The Purchaser, without disclosing the specific details shall be permitted to announce publicly the general amount of lift related improvements made at the resort during 2011.

19.3.

Neither party nor any of its agents or representatives will disclose any of the Proprietary Information or any of the provisions of this Agreement to any person; provided that each party may make necessary disclosures to their respective Subcontractors, employees or agents who have a direct and specific need for such information, and who will be advised and will agree to the confidentiality provisions provided for herein.

19.4.

In the event of a breach or threatened breach of the provisions of this Paragraph 19 by a party or its agents or representatives, the parties acknowledge that the nonbreaching party will suffer immediate irreparable harm and that the nonbreaching party will be entitled to all remedies available to it at law or in equity, including, but not limited to, a temporary restraining order and injunction prohibiting the disclosure of such information.

20.	FORCE MAJEURE

20.1.

In the event of Force Majeure, which will include, but not be limited to, causes beyond the control and without the fault or negligence of L-POA. Such causes include but are not limited to acts of god, acts of the United States government, fires, and unusually severe weather , strikes, labor conflicts beyond the reasonable control of L-POA which prevents or impedes, increases the cost of or delays L-POA’s performance under this Agreement, L-POA may elect to suspend the Agreement. L-POA will give Purchaser written notice within ten (10) days of the date L-POA becomes aware of circumstances constituting Force Majeure.

20.2.

The Scheduled Completion Date will automatically be extended for a period equal to such delay up to the first twenty (20) days. If the circumstances constituting the Force Majeure continues for more than twenty (20) days, the Scheduled Completion Date will be automatically extended for periods of thirty (30) days until such circumstance no longer exist. In the event of an increase in costs as a result of a Force Majeure, the Purchase Price will be increased by the amount of such increased costs.

20.3.

Neither party will be in default of its contractual obligations under this Agreement if such obligations cannot be satisfied as a result of Force Majeure, it being understood that each Party shall fulfill its contractual obligations according to their respective performance before the operation of Force Majeure.

21.	TERMINATION

21.1.

Except as otherwise set forth in this Agreement, if either party to this Agreement materially breaches any of the terms, covenants or conditions of this Agreement, the nonbreaching party, so long as it. itself is not in material breach, may, upon giving thirty (30) days’ written notice of the alleged default to the breaching party, giving that party thirty (30) days from the receipt of the notice to cure the alleged breach. In the event that the breaching part does not cure the breach within the thirty (30) day window the non breaching party will then have the right to terminate this Agreement or stop the Work and pursue any remedy available at law or in equity. In addition to any other material breaches, each of the following will be considered a material breach:

		21.1.1.	If without the written consent of L-POA, the property should be seized or levied upon under any legal or governmental process against Purchaser or the property;

21.1.2.

If either party becomes insolvent, or is subject to any bankruptcy or insolvency proceeding, if either party makes an assignment for the benefit of creditors, if there is a failure or termination of a party’s business, if a receiver is appointed for a party or all or a substantial part of its assets or business;

		21.1.3.	If the Lift or any portion thereof is transferred or hypothecated to a third party; or

		21.1.4.	Failure by Purchaser to make any payment when due (notwithstanding any other provision in Paragraph 21 and in accordance with Paragraph 4.1, L-POA has the right to stop Work immediately in this case).

22.	WAIVER

22.1.

Failure to insist upon strict compliance with any terms, covenants and conditions will not be deemed a waiver of any breach of such terms, covenants and conditions, nor will any waiver or relinquishment of any right or power at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. No waiver will be valid unless in writing and signed by authorized officers of the parties.

	22.2.	No delay by either party in exercising its rights will be a waiver nor will a waiver on one occasion operate as a waiver on a future occasion.

23.	INDEMNIFICATION

23.1.

Except as otherwise provided herein and subject to the limitation set forth in Paragraphs 12, 13 and 20, each party agrees to indemnify, defend and hold harmless the other party and its partners, its subsidiaries and affiliates, their respective agents, officers, directors, servants and employees and owners, successors and assigns of and from any and all liability, claims, liens, demands, actions and causes of action whatsoever and including reasonable attorneys’ fees and costs arising out of or related to any loss, cost, damage or injury, including death, of any person or damage to property of any kind caused by, and only to the extent of, the misconduct or negligent acts, errors or omissions of L-POA or Purchaser, as the case may be, its Subcontractors, materialmen or any other person directly or indirectly employed by them, or any of them, while engaged in any activity associated with the design and/or manufacture of the Lift, the installation thereof, or any activity related thereto, or associated therewith, whether contractually or otherwise. This indemnification clause shall survive the term of this agreement.

24.	ARBITRATION

24.1.

The parties agree to submit all controversies, claims and matters of difference arising in the interpretation of performance of this Agreement to binding arbitration in West Dover, Vermont, according to the construction rules and practices of the American Arbitration Association from time to time in force. This submission and agreement to arbitrate will be specifically enforceable. Arbitration may proceed in the absence of either party if proper notice of such proceedings has been given to such party. Commencement of arbitration will not affect any of the parties’ rights or obligations. It is agreed that one arbitrator will be an expert in the field and that only disputes between Purchaser and L-POA exclusively will be arbitrable. The arbitration decision is not appealable. The arbitrators must agree in advance to render a decision within forty-five (45) days of completion of arbitration. The prevailing party in arbitration, as determined by arbitrators, shall recover its costs and attorneys fees from the other party, including the arbitrators’ fees.

25.	NOTICES

25.1.

Any notices to be given by either party to the other pursuant to this Agreement or other communications will be faxed, e-mailed, hand delivered or mailed by certified mail, return receipt requested, at the address of the respective parties as follows:

If to L-POA:

Mr. Rick Spear President Leitner-Poma of America, Inc. 2746 Seeber Drive, Building A Grand Junction, CO 81506

If to Purchaser:

Kelly Pawlak General Manager Mount Snow Resort 39 Mount Snow Road West Dover, VT 05356

25.2.

The time of the giving of such notice will be deemed to be the time when it is faxed, e-mailed, personally hand delivered or the third day after it was mailed, if mailed. Either party may change the address to which notice will be given by notice so given to the other.

26.	ASSIGNMENT

	26.1.	Neither party to this Agreement will assign this Agreement without the written consent of the other.

27.	MISCELLANEOUS

	27.1.	Section headings are inserted for convenient reference and do not define, limit or prescribe the provisions of any section.

27.2.

Since L-POA has an office in Vermont and the work is being performed in Vermont this Agreement will be subject to and construed and interpreted in accordance with laws of the State of Vermont. The Parties consent to jurisdiction in Vermont and to venue in Windham County, Vermont.

27.3.

This Agreement, including all exhibits, contains the entire agreement between the parties and may not be modified except by written instrument signed by both parties. This Agreement supersedes prior negotiations, representations or agreements, whether oral or written.

27.4.

Each term, condition, and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. If any term, condition or provision of this Agreement will be held invalid or unenforceable to any extent, then the remainder of this Agreement or the application of such term, condition, or provision to any persons or circumstances other than those to which it is held invalid or unenforceable will not be affected thereby.

27.5.

The relationship between Purchaser and L-POA is that of independent contracting parties. This Agreement will not be construed to create any partnership or joint venture between Purchaser and L-POA. L-POA, employees of L-POA and all Subcontractors will at no time be deemed to be or act as employees or agents of Purchaser.

27.6.	This Agreement will be binding upon and inure to the benefit of the parties, their successors and assigns.

27.7.

This Agreement and any changes to this Agreement may be signed electronically by facsimile or email, and in multiple counterparts, each of which, taken together, shall have the same force and effect as one integrated original.

27.8.

L-POA and Purchaser certify and acknowledge that this Agreement is executed pursuant to proper corporate authority and by a person authorized to-do so, and shall provide any and all evidence of corporate authority as requested by either party.

PART TWO OF A THREE PART AGREEMENT

This Part Two of the Three Part Agreement between the parties memorializes the scope of work, related obligations and representations of the parties for the retrofitting of the Purchaser’s Grand Summit Express (“Lift 11”).

The following sections from Part One of this Agreement are specifically incorporated into this Part Two of the Agreement: Section, Definitions; Section 4, Terms of Payment; Section 6, Punch List; Section 14, Proprietary; Section 15, Changes in the Work; Section 17, Borrowed Workers; Section 19, Confidentiality; Section 20, Force Majeure; Section 21, Termination; Section 22, Waiver; Section 24 Arbitration; Section 25, Notices; Section 26, Assignment; Section 27, Miscellaneous.

RECITALS FOR PART TWO OF AGREEMENT

WHEREAS, the Purchaser owns a four passenger detachable chair lift called the Grand Summit Express also known as Lift 11; and

WHEREAS, the Purchaser desires to replace the existing lift chairs and construct an enclosure over the bottom terminal, both on the Grand Summit Express; and

WHEREAS, 1-POA shall provide the Purchaser with six 1-4-1 sheave assemblies; and

WHEREAS, L-POA has the expertise and know how to engineer and design replacement chairs and enclosures for the Grand Summit Express;

NOWTHEREFORE, The Parties agree to the following as it relates to the refurbishing of the Grand Summit Express:

28.	DUTIES AND OBLIGATIONS FOR THE LIFT 11 RETROFIT CHAIRS

	28.1	L-POA shall design, engineer and provide to the Purchaser 172 new quad type lift chairs, including padded seat with back cushions, safety bails and footrests.

	28.2	Included in the design of the new lift chairs shall be special new hangers for the chairs that will be attached to chair heads provided by Purchaser and refurbished by L-POA.

	28.3	L-POA shall insure proper bolt fit in the new hangers.

	28.4	Purchaser shall be responsible for removing and disposing of the existing Lift 11 chairs and shipping all chair heads to L-POA.

	28.5	L-POA shall be responsible for shipping refurbished chairs to Purchaser.

	28.6	L-POA shall provide six (6) 1-4-1 type sheave assemblies engineered to be used on Lift 11. Purchaser shall be responsible for the installation of these assemblies.

	28.7	Purchaser shall be responsible for assembly and installation of the new chairs on the Lift 11 line.

	28.8	Provided Purchaser delivers the chair heads to L-POA no later than May 15 L-POA shall deliver the refurbished chairs to Purchaser no later than June 15 for its schedule June 30 load test.

	28.9	The shipping costs of items referred to in this section 28 are not included in the Contract Price and this cost shall be paid by Purchaser.

29.	DUTIES AND OBLIGATIONS FOR THE LIFT 11 ENCLOSURE

	29.1	L-POA shall design, engineer, and construct an enclosure for the bottom terminal of Lift 11 as shown on the plans described in Exhibit J.

	29.2	L-POA is responsible for all labor, including travel expenses, and expenses related to equipment needed in the construction of the structure.

	29.3	The enclosure shall include all related equipment for its operation except that Purchaser shall be responsible for heat and lights and the inside walkways.

	29.4	The enclosure shall be designed, engineered and constructed in a good and workmanlike manner using new materials and comply with Vermont Tramway Board Regulations.

29.5

L-POA in constructing the enclosure shall use care to avoid damaging the existing bottom terminal structure. If L-POA damages the structure or equipment L-POA shall replace or repair the damage at no expense to the Purchaser.

30.	TITLE

	30.1	Title to the enclosure shall pass to the Purchaser upon execution of a Certificate of Substantial Compliance executed by the Purchaser.

30.2

Besides the insurance types and limits spelled out in Section 11 of Part One of this agreement, L-POA shall, until title to the enclosure passes to the Purchaser, carry installation risk insurance in an amount sufficient to insure loss of all goods and materials forming all parts of the enclosure, the existing terminal and the haul rope.

31.	WARRANTY

31.1

When used and maintained in accordance with industry standards with respect to the finished chairs provided by L-POA for use on Lift 11 L-POA warrants that the Lift 11 chairs and the terminal enclosure will be of merchantable quality and free from defects for two (2) years or in the case of the chair and sheave assembly 3,000 hours of operation from the date of delivery by L-POA (the “Warranty Period”).

31.2

It is expressly understood that L-POA shall have no responsibility or liability whatsoever for the failure of any components of the existing Lift 11 that were not supplied by L-POA. It is further understood that the integration of the new L-POA equipment into the exiting lift equipment is the decision of the Purchaser alone, based on the expertise and representations of L-POA.

31.3

During the Warranty Period, L-POA agrees to supply Purchaser, without charge, with any new parts to replace any part of the new chair that is defective as to material or workmanship. Any replacement parts will be installed at Purchaser’s sole cost and expense. However, in any one warranty year, L-POA will reimburse Purchaser for any labor hours in excess of 100 hours that Purchaser incurs repairing or replacing L-POA warranted parts and this shall be billed to L-POA on an hourly basis of $50 per hour for manual labor and $100 per hour for snowcat time.

31.4

Any failed warrantied part must be returned to L-POA within sixty (60) days of the date that the replacement part is shipped. If the failed part is not returned within 60 days, the Purchaser shall pay for the replacement part.

31.5

L-POA will not be liable for breach of its warranties set forth herein, if such breach is caused by: (a) Force Majeure (as defined in Paragraph 20 of the agreements first part), or other cause beyond L-POA’s reasonable control; (b) alteration, modification or change in the Work or Lift 11 chair or enclosures without L-POA’s prior written consent, except when done according to plans and specifications specifically referring to such additional work, supplied by L-POA and warranted by L-POA in writing; (c) improper maintenance operation or use of the Lift 11 chairs;

31.6

The right to require the replacement of a defective part will be Purchaser’s sole remedy for any breach of the warranties provided in this Part Two of the Agreement. L-POA will not be liable for loss of business, consequential damages, other direct or indirect damages of any kind whatsoever whether founded on breach of contract, tort or strict liability or otherwise, resulting from breach of the aforesaid warranties. L-POA specifically disclaims any other obligation, expressed or implied. EXCEPT AS SPECIFICALLY DESCRIBED IN THIS PARAGRAPH, THERE ARE NO OTHER WARRANTIES EXPRESS OR IMPLIED WHICH EXTEND BEYOND THE DESCRIPTION SET FORTH IN THIS AGREEMENT AND ALL OTHER WARRANTIES, EXPRESSED OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ARE EXCLUDED.

32.	LIMITATIONS ON LIABILITY

32.1

During the period of this Agreement and thereafter, L-POA will not be liable for any property damage, bodily injury or loss of life, if such occurrences are caused by, but not limited to, any of the following:

32.2

L-POA will warrant and be liable only for L-POA equipment, and claims arising as a result of this equipment, provided that any chair or enclosure failure and resulting claim is caused solely by a defect in the L-POA equipment.

	32.3	Claims by third parties arising as a result of or following the sale or disposition of the Lift by Purchaser.

32.4

Notwithstanding anything to the contrary contained herein, in no event shall L-POA’s liability for any breach of the terms and provisions exceed the amounts paid by Purchaser to L-POA on account of the Contract Price.

33	INDEMNIFICATION

33.1

Except as otherwise provided herein and subject to the limitation set forth in Paragraphs 12, 13 and 20, each party agrees to indemnify, defend and hold harmless the other party and its partners, its subsidiaries and affiliates, their respective agents, officers, directors, servants and employees and owners, successors and assigns of and from any and all liability, claims, liens, demands, actions and causes of action whatsoever and including reasonable attorneys’ fees and costs arising out of or related to any loss, cost, damage or injury, including death, of any person or damage to property of any kind caused by, and only to the extent of, the misconduct or negligent acts, errors or omissions of L-POA or Purchaser, as the case may be, its Subcontractors, materialmen or any other person directly or indirectly employed by them, or any of them, while engaged in any activity associated with the design and/or manufacture of the Lift 11 chairs, sheaves or enclosure, the installation thereof, or any activity related thereto, or associated therewith, whether contractually or otherwise.

33.2

In addition the Purchaser agrees to indemnify and hold harmless L-POA from any claims from the failure of the existing lift equipment that was not supplied by L-POA and from any resulting personal injury or property damage, including damages caused by inaccuracy of any material information and the like provided by the Purchaser with respect to the existing lift equipment not supplied by L-POA.

PART THREE OF THE THREE PART AGREEMENT

This Part Three of the Three Part Agreement between the parties known as Mount Snow, Ltd. (MSL) and Leitner-Poma of America (L-POA) hereby agree to the following clauses which pertain to and affect both Part One and Two of this Agreement.

34.	L-POA EMPLOYEES

34.1

Employees retained by L-POA (including borrowed Purchaser’s employees) shall at all times remain and are L-POA’s employees and shall not be the employees of Purchaser for purposes of unemployment compensation, workers compensation, medical insurance or retirement benefits.

	34.2	Upon written or verbal notification to L-POA of an unsatisfactory employee, Purchaser expects the L-POA to discipline the employee. L-POA shall then notify Purchaser of the action taken.

34.3

L-POA shall ensure that its employees conduct themselves in responsible and appropriate manner, abiding by all of Purchaser’s policies and practices related to the Equal Employment Opportunity Commission’s and Vermont’s Fair Employment Practice laws and regulations including all not limited to harassment. L-POA’s employees shall maintain a neat appearance and professional manner while on the Purchaser’s premises.

	34.4	L-POA shall not hire any current Purchaser employees without the express written consent of the Purchaser unless employee approaches L-POA for hire without being directly solicited by LPOA.

34.5

By written notice, Purchaser may require L-POA to remove from the work place any of its employees or the employee of its subcontractors whom the Purchaser deems incompetent, careless, or otherwise objectionable.

35.	SAFETY

	35.1	L-POA is responsible for the safety of its employees (including borrowed Purchaser’s employees) on the Purchaser premises.

35.2

L-POA shall insure that its employees and the employees of its Subcontractors are notified of and observe and abide by all safety regulations and laws including all OSHA and VOSHA standards, its own and the Purchasers safety standards and policies, and any revisions of the foregoing that may hereinafter be applicable.

35.3

Said laws and regulations are minimum requirements for L-POA. L-POA shall take any additional precautions necessary or proper under the circumstances to prevent injury to or death of persons and/or damage to property. Compliance with such laws and regulations by the L-POA, or requested by the Purchaser, shall not relieve the L-POA of its obligations to use due care in performing the work required under this agreement.

35.4

L-POA shall immediately notify Purchaser of any damage to property and/or injury to, or death of, persons which occurs in connection with or is in any way related to the work. L-POA shall furnish the Purchaser a written report of the aforesaid as soon as possible.

36.	INFRINGMENT AND PATENT INDEMNITY BY L-POA

36.1

L-POA shall indemnify and hold harmless the Purchaser, its owners, employees and agents, from and against claims based on infringing the rights of others, including patent, trademark or copyright rights by reason of the work performed hereunder. Such indemnification shall include all legal fees related to these charges.

	36.2	The Purchaser shall give L-POA prompt written notice of any action, claim or threat of an infringement suit, either oral or written, relating to the work performed hereunder by L- POA.

	36.3	L-POA may elect to take over, settle or defend any such claim, action or suit through counsel of the L-POA’s sole choice and under the L-POA’s sole direction and at its own expense.

	36.4	If the use of any such work or item or any part thereof should be enjoined, the L-POA shall, at L-POA’s sole expense, take any of the following courses of actions:

1. To procure for the Purchaser the right to continue using such work or items, or

2. To replace said work or items with equal or superior noninfringing work or item; or

3. To modify the work or item, so that it becomes noninfringing, provided such modified work or item shall be equal or superior to the infringing work or item.

37.	SITE PROTECTION; PERMIT CONDITIONS

37.1

L-POA will preserve and protect all existing vegetation such as trees, shrubs and grass on or adjacent to the site of work which is not to be removed and which does not unreasonably interfere with the work. Care will be taken in removing trees authorized for removal by Purchaser to avoid damage to vegetation. Any limbs or branches of trees broken during such operations or by the careless operation of equipment, or by work persons, shall be trimmed with a clean cut and painted with an approved tree pruning compound and the tree debris removed by L-POA.

37.2

L-POA will protect from damage all existing structures, improvements or utilities at or near the site of the work, and will repair or restore any damage to such facilities resulting from failure to comply with the requirements of this contract or the failure to exercise reasonable care in the performance of the work. If L-POA fails or refuses to repair any such damage promptly the Purchaser may have the necessary work performed and charge the cost thereof to L-POA or deduct the cost from payments due or to become due to L-POA.

37.3

L-POA shall comply with conditions of all federal, state and local land use permits pertaining to the Work on Purchaser’s premises provided L-POA is provided a copy of any applicable permit before this Agreement is executed.

38.	HAZARDOUS WASTE; INDEMNITY

38.1

Under the Federal Water Pollution Control Act, certain spills of “oil” and/or “hazardous substances” are prohibited and must be reported pursuant to the requirements of 40 CFR Part 110 / Discharge of Oil. Certain spills of hazardous substances must also be reported pursuant to CERCLA the Vermont Agency of Natural Resources Division of Waste Management, and Purchaser.

38.2

L-POA shall comply with all statutes, laws, ordinances, rules, regulations and precautions now or hereafter mandated or advised by any federal, state, local or other governmental agency with respect to its activities on the Purchaser’s premises related to the use, generation, storage or disposal of hazardous, toxic, and regulated materials. L-POA hereby indemnifies the Purchaser for all liability, including all consequential damage, directly or indirectly, arising out of such use, generation, storage and disposal. L-POA agrees to be responsible for disposal of all such materials it is responsible for bringing on the premises.

	38.3	L-POA agrees to be responsible for disposal of all such materials used and stored on the Purchaser’s premises.

39.	TIME IS OF THE ESSENCE; LIQUIDATED DAMAGES

39.1

If the L-POA shall neglect, or refuse to complete the Work by November 9, 2011, as extended hereunder, which is n the time specified for Substantial Completion in this Agreement, (except for reasons outlined in section 20 of the Agreement) and such delay is not caused by change in specification or an act or omission of Purchaser or its agents or representatives, L-POA does hereby agree, as a part consideration for the awarding of this Agreement, to pay to the Purchaser, as liquidated damages and not as a penalty for every day the Completion Date is later than the Scheduled Completion Date, as follows; first seven days is $2,500/day, next seven days is $5,000/day, and $10,000/day thereafter but in no case will liquidated damages exceed five percent (5%) of the Contract Price in the aggregate. The said amount is fixed and agreed on by and between L-POA and the Purchaser because of the impracticability and extreme difficulty of fixing and ascertaining the true value of the damages which the Purchaser will sustain by failure of the L-POA to complete the Work on time, such as loss of revenue, loss of and other damages, some of which are indefinite and not susceptible of easy proof, said amount is agreed to be a reasonable estimate of the amount of damages which the Purchaser will sustain and said amount shall be deducted from any monies due or that may become due to L-POA and such amount shall be the entire damages that Purchaser shall be entitled to recover due to L-POA failure to complete the Lift on a timely basis and is in lieu of all other damages, special, general, consequential or otherwise, to which Purchaser may be entitled pursuant to the laws of the jurisdiction.

40.	CLEANING UP AND CONDITIONS AFFECTING THE WORK

40.1

L-POA shall at all times keep the work area, including storage areas used by it, free from accumulations of waste material and rubbish. Prior to completion of the work, L-POA shall be responsible for the removal of any and all waste and rubbish from and about the premises, all tools, scaffolding, equipment and materials not the property of the Purchaser. Upon completion of the work, L-POA shall leave the work area and premises in a neat and workmanlike condition satisfactory to the Purchaser.

41.	USE OF PURCHASER’S NAME OR LIKENESS

41.1

L-POA shall treat as confidential all specifications, drawings, blueprints and other information supplied by the Owner or obtained by the L-POA as result of performance under this Contract unless such is in the public domain.

41.2

Prior to release of any information for publication that the work is being performed by the L-POA for the Purchaser under this contract, or any advertisements using the Purchaser’s name or likeness written permission must be obtained from the owner.

	41.3	The L-POA shall not disclose any information related to this contract to any person not authorized by the owner, in writing, to receive same.

	41.4	L-OA is not permitted to use Purchaser’s name, logo or identity in relations to this project without the express written approval of the Purchaser.

42.	EQUAL EMPLOYMENT OPPORTUNITIES

42.1

L-POA agrees that it is its policy and that of its agents and sub-contractors to seek and employ qualified personnel, to provide equal opportunities for the advancement of employees, including upgrading, promotion and training and to administer these activities in a manner which will not discriminate against any person because of race, color, religion, ancestry, national origin, sex, place of birth, age, disability, or sexual orientation.

PURCHASER:	L-POA:

/s/ Kelly Pawlak	/s/ Richard W. Spear
Kelly Pawlak	Richard W. Spear
General Mgr.	(title)

Lift 17
LPA

Performance Specification	Exhibit A

General Characteristics

Type of lift	Detachable Chairlift: LPA

Slope length	7,385 ft

Horizontal length	7,208 ft

Vertical rise of the line	1,608 ft

Average gradient of line	22%

Direction of operation	CCW

Design Characteristics

Speed	1,000 ft/min

Capacity	2,400 pph

Travel time	7.4 min

Number of carriers	102

Carrier spacing (approx.)	150 ft

Carrier interval (approx.)	9.0 sec

Carrier type	Six place bubble chair with retention bars and footrest

Maximum loading conditions

Uphill	100%

Downhill	25%

Exhibits for Mount Snow Resort
March 8, 2011	Quality + Simplicity = Reliability

Drive Terminal

Model	LPA

Location	Top

Primary Drive

Type	AC

Capability	100% load at 1,000 fpm

Auxiliary Drive

Type	Diesel engine

Capability	100% load at 800 fpm

Evacuation Drive

Type	Diesel engine

Capability	100% load at 400 fpm

Return Terminal

Model	LPA

Location	Bottom

Parking	Continuous looprail

Tension

Type	Hydraulic with two rams

Active	Bottom

Passive	Top Fixed

Towers on line

Type	Tubular with anchor bolts

Size	24”/30”/36” diameter

Line Gauge	5.6 m

Cable

Diameter	48 mm

Structural Design Parameters

1) Wind with ice	70 mph (113 kph) entire lift length

1” thickness — cables and structures

Density — .5 gram per cm(3)

2) Wind (no ice)	90 mph (145 kph) entire lift length (no ice)

Soil bearing capacity	Greater than 4000 psf

The hourly capacity and line speed are the main performance criteria of the lift and the other performance specifications are dependent upon the final lift study.

Lift 17
LPA

Lift of Equipment Supplied	Exhibit B

The following list describes all the parts and equipment supplied by Leitner-Poma and are included in the contract price.

Top Drive Terminal

Complete drive motor room:

•                Drive frame, galvanized steel flooring, roof support and handrails

•                Outdoor platform with handrails

•                Equipment lifting beam and trolley along the full length of terminal

•                Bullwheel with bullwheel retainer

•                Gearbox: Poma Kissling 22L (3 inputs) with oil cooler

Primary drive: AC electric

• Electric motor:	AC — Reliance or equivalent

• Drive:	AC Allen Bradley

• Design power:	706 HP

• Supplied power:	800 HP

• Transmission:	Shaft Coupling

Auxiliary drive: Detroit diesel engine (or equivalent), 2 @ 400 HP

•                  Torque converter: Twin Disc

•                  Remote start and automatic control

•                  Integrated U.L. tested fuel tank (320 gallons)

Evacuation drive:

•                  One of the 400 HP engines supplied for auxiliary will be used for evac

•     Guards and retention for moving mechanical parts

•     Leitner-Poma service brake for smooth controlled deceleration

•     Hydraulic emergency brakes on bullwheel with electric hydraulic pump

•     Main electrical cabinet with high and low voltage controls

•     Electrical wiring and conduit

Exhibits for Mount Snow Resort
March 8, 2011	Quality + Simplicity = Reliability

Complete terminal mechanisms: LPA

•                  Anchor bolts

•                  Three supporting towers and crossarms with rollers: P1, P2 and P3

•                  Three crossarms with fixed position mechanism

•                  Strong terminal structure design with maintenance friendly accessibility

•                  LPA acceleration-deceleration assembly with solid tires and single wide v-belt

•                  Dual belted PTO’s with easy tension adjustment

•                  Rear turnaround with tire and bevel gear transmission—Poma Patent

•                  Dual speed cadencing system

•                  Lexan covers for V-belt and bevel gear transmissions

•                  All electrical low voltage monitoring and anti-collision system with 18 zones

•                  Electric wiring and conduit

•                  Wood underfloor

Full-size terminal roof:

•                  Complete terminal enclosure — 73 ft. overall length

•                  Lexan tinted windows

•                  Wooden terminal underskin

•                  Insulated roof and siding

•                  Electric heat, light and wiring

•                  Galvanized stair access to terminal enclosure inclined at 20°

•                  Ventilation at each end of station

•                  Roof access for easy snow removal to avoid dripping and ice falls

•                  Chair path brushes

Operators House

•                  Size: 10 x 14 ft

•                  Electric heat, lights and distribution panels

Line

•                  Anchor bolts cages

•                  25 tubular towers with crossarms and lifting gantries rated for fully loaded cable

•                  Galvanized catwalks with handrails on all crossarms

•                  Galvanized Pomapasses for all sheave trains

•                  Galvanized steel ladders with ski tip guards

•                  Radial acceleration does not exceed 2.45 m/sec(2)

•                  Ladder fall protection

Sheave trains

•                  50 Leitner-Poma Model 450 Wide support and compression sheaves

•                  Sheave trains: Rubber brushed sheave rockers for low maintenance and smooth, quiet ride

•                  17.7” diameter sheaves with continuous loop Semperit liners

•                  Sealed 6307 high speed bearings

•                  Steel sheave train rockers

•                  Aluminum sheave wheels

•                  Snap ring only on inside of sheave; outside has reinforced flange

•                  Inside derail “Ts” and outside steel cast cable catchers

Haul rope

•                  48 mm diameter wire rope, 15,180 feet supplied

•                  Solid core

•                  Right lang lay

Carriers (design quantity)

•                  102 six place bubble chairs, super-comfort model with bench padded seat, and full one piece back cushions

•                  102 Leitner-Poma Automatic grips with hangers

•                  6 spare bubbles with opening and closing mechanisms

•                  1 complete work platform with grip and hanger

Bottom Return Terminal

Complete return terminal room:

•                  Return frame, galvanized steel flooring, roof supports and handrails

•                  Outdoor platform with handrails

•                  Return bullwheel with bullwheel retainer

Complete terminal mechanisms: LPA

•                  Anchor bolts

•                  Three supporting towers and crossarms with rollers: P1, P2 and P3

•                  Three crossarms with fixed position mechanism

•                  Strong terminal design with maintenance friendly accessibility

•                  LPA acceleration/deceleration assembly with solid tires and single wide v-belt Dual belted PTO’s with easy tension adjustment

•                  Rear turnaround with tire and bevel gear transmission-Poma Patent

•                  Lexan covers for V-belt and bevel gear transmission

•                  All electrical low voltage monitoring and anti-collision system with 18 zones

•                  Electrical wiring and conduit

•                  Six place loading gates

Full-size terminal roof:

•                  Complete terminal enclosure — 73 ft. overall length

•                  Lexan tinted windows

•                  Wooden terminal underskin

•                  Insulated roof and siding

•                  Electric heat, light and wiring

•                  Galvanized stair access to terminal enclosure inclined at 20°

•                  Grip maintenance work area

•                  Chair path brushes

•                  Roof access for easy snow removal

•                  Insulated roofing and siding

Operators House

•                  Size: 10 x 12 ft

•                  Electric heat, lights and distribution panels

Tension

•                  Active hydraulic tensioning with two 11.5 ft. long rams with automatic electric pump unit at Bottom terminal

Parking and Maintenance Rails

•                  100% parking for 102 six place bubble chairs with automatic gates at Bottom Terminal. Mount Snow to provide parking enclosure.

Safety System

•                  Fault screen display and function keys

•                  All lift functions are monitored and recorded on a 15” screen display

•                  Individual tower fault locator system

•                  Single Cable position monitors and brittle bar circuit

•                  Fault annunciator display and by-pass system

•                  Cadence fault synoptics and test system

•                  Terminal safety switches

•                  All proximity switches are constantly monitored and only require annual physical check

•                  Deceleration rate, time and distance can be displayed after every stop and compared to acceptance test performance

•                  Tachometers for cable and motor speed

•                  15,180 ft. 37-pair figure-8 3/8 messenger communications cable and 7,590 ft. of 12 conductor single mode fiber optic cable (6 conductor available to customer)

•                  Two track end safety gates with stands

•                  Two wind speed and direction monitoring systems

•                  Grip force monitoring at the arrival side of each terminal, in the spring extension area

Prewired Control Stations

•                  Main control desk with synoptics in drive operator house

•                  Control station in drive terminal motor room

•                  Control pedestal in loading area

•                  Control station in return operator house

•                  Control station on outside of return operator house

•                  Control station in return terminal room

•                  Sound powered telephones at control stations with headset in motor room

•                  Batteries are charged with Newmar regulated chargers

Special Tools (included)

•                  Tool Cabinet with engraved hand tool set

•                  Sheave Compression tool for 450/550 model sheaves

•                  Grip Depressing tool

•                  Grip Force Calibrator

•                  Grip Slip Test Tool

•                  Grip Mandrel

•                  Brake Test Sling

•                  Hydraulic Belt Tensioner

•                  Crossarm Wire Rope Assembly

Spare Parts (included)

•                  Recommended stock of spare parts for $20,000 US, spare parts shipped 60 days after receipt of customer approved list.

Component Finishes

•	Chairs:	Galvanized**

•	Hangers:	Galvanized**

•	Line Crossarms:	Galvanized**

•	Lifting gantries:	Galvanized**

•	Sheave assemblies:	Galvanized

•	Sheave Train Pomapasses:	Galvanized

•	Line towers:	Galvanized**

•	Cable:	Galvanized

•	Terminal Crossarms:	Galvanized

•	Terminal towers:	Galvanized**

•	Terminal enclosures:	Industrial Enamel Paint

•	Operator houses:	Industrial Enamel Paint

•	Grips:	Flame spray

Estimated concrete volume

•                  Drive terminal: 120 cubic yards, maximum height 8 ft. above grade

•                  Line towers: 285 cubic yards

•                  Return terminal: 80 cubic yards, maximum height 8 ft. above grade

Concrete volumes that vary from above amounts may result in change orders that affect price.

**          Please note when galvanized options are selected the appearance may vary due to chemistry of steel.

Lift 17 LPA	Exhibit C

Leitner-Poma Services and Responsibilities

Leitner-Poma’s price includes the following:

1.              Accurate initial ground survey profile of the lift line (if necessary).

2.              All necessary technical information about the Lift for permit applications.

3.              Complete engineering study of the lift.

4.              All mechanical subassembly and assembly drawings and all electrical schematics necessary for installation and maintenance.

5.              Design engineering certification to meet or exceed ANSI B77.1 2006.

6.              Two operation and maintenance manuals.

7.              Construction insurance for the Work.

8.              Lay out and staking of terminal and tower foundation holes.

9.              Excavation and backfill to rough grade by excavator on all terminal foundation holes.

10.       Excavation and backfill to rough grade by excavator or by hand if required on all tower foundation holes.

11.       Installation of anchor bolts and reinforcing steel.

12.       Installation and supply of concrete for top and bottom terminal foundations by land.

13.       Installation and supply of concrete for the line tower foundations by land or by helicopter where necessary.

14.       Factory preassembly, pre-wiring and adjustment of acceleration/deceleration and rear turnaround mechanism.

15.       Factory preassembly, pre-wiring and adjustment of drive, tension and cadencing mechanisms.

16.       Installation of top and bottom terminals by crane.

17.       Installation of line towers by crane or by helicopter where necessary.

18.       If solid core rope is selected, installation and splicing of haul rope including supply of splicer if re-splice is necessary within first operating season.

19.       Installation of communications line.

20.       Supply and install necessary cabling and conduits from the service entrance panel boards located on the operator buildings to terminals.

21.       Installation of carriers.

22.       As-built survey of the line.

23.       Construction engineering certification.

24.       Adjustment and start up of the lift.

Exhibits for Mount Snow Resort
March 8, 2011	Quality + Simplicity = Reliability

25.       Acceptance test supervision.

26.       On site technical assistance for 7 days after load test, lodging supplied by customer.

27.       First year inspection of the complete installation.

Lift 17 LPA	Exhibit D

Purchaser’s Services and Responsibilities

The following conditions and services are supplied by the Purchaser. All the following conditions and services are excluded from the Leitner-Poma supplies and Contract Price.

1.              Removal of existing structure, if any before May 1, 2011.

2.              Soil engineering if necessary and additional construction costs if soil pressure is lower than 4000 PSF.

3.              Drainage where necessary to be completed 30 days before acceptance test.

4.              Preliminary clearing of the lift line to allow accurate ground survey profile before May 1, 2011.

5.              Final clearing of the lift line as required by code for final tower location staking.

6.              Grading of lift terminal areas as required by design (especially; maze, loading and unloading ramps.) Ramp areas must be completed 30 days prior to acceptance test and provisions made for muddy areas.

7.              Sediment fencing for excavations.

8.              Leitner-Poma supplied lift house: Supply and install necessary cabling and conduits to the Leitner-Poma supplied service entrance panel boards located on the operator buildings. Provide all electrical permits and qualified personnel to install this equipment, and if required by governing jurisdiction all special inspection costs such as ground fault testing for equipment, U.L. Certification. Lift house must be complete 30 days before load test.

9.              Main power (480 VAC, 3 phase) with main disconnect at drive and return operator house for final adjustment 30 days prior to Acceptance Test.

10.       Five laborers to work with splicer.

11.       One of purchaser’s electricians will work with Leitner-Poma at the site for wiring, adjustment and test of the electrical lift components, 40 hours a week, during the last three weeks before load test.

12.       Ballast, labor for the load test, and adequate electric power when required.

13.       Base parking lot and access for material storage and lift construction staging and assembly.

14.       Any fire protection required by appropriate regulatory agencies.

Exhibits for Mount Snow Resort
March 8, 2011	Quality + Simplicity = Reliability

15.       Obtaining of all construction permits and approvals necessary in connection with the Lift and the Work.

16.       Adequate land access to top and bottom terminal from June 1 until completion of project.

17.       Re-landscaping and re-vegetation.

Lift 17
LPA	Exhibit E

Payment Schedule

•                  Five percent (5%), Three Hundred Sixty Six Thousand, One Hundred Ninety Two Dollars, ($366,192) is due and payable on signing of the Agreement

•                  Fifteen percent (15%), One Million, Ninety Eight Thousand, Five Hundred Seventy Four Dollars, ($1,098,574) is due and payable on approval of the design profile by the Purchaser

•                  Twenty percent (20%), One Million, Four Hundred Sixty Four Thousand, Seven Hundred Sixty Six Dollars ($1,464,766) is due and payable on completion of the foundations

•                  Twenty percent (20%), One Million, Four Hundred Sixty Four Thousand, Seven Hundred Sixty Six Dollars ($1,464,766) is due and payable on Delivery of the towers, crossarms and line machinery

•                  Fifteen percent (15%) One Million, Ninety Eight Thousand, Five Hundred Seventy Five Dollars, ($1,098,575) is due and payable on Delivery of the drive and return, system components (primary drive, auxiliary drive, gear reducer, tension system)

•                  Fifteen percent (15%), One Million, Ninety Eight Thousand, Five Hundred Seventy Four Dollars, ($1,098,574) is due and payable on Delivery of drive and return terminal mechanisms

•                  Five percent (5%), Three Hundred Sixty Six Thousand, One Hundred Ninety Two Dollars ($366,192) is due and payable on Delivery of carrier components

•                  Five percent (5%), Three Hundred Sixty Six Thousand, One Hundred Ninety One Dollars ($366,191) is due and payable upon execution of the Certificate of Substantial Completion.

Exhibits for Mount Snow Resort
March 8, 2011	Quality + Simplicity = Reliability

Lift 17
LPA	Exhibit F

Equipment Supplied for Yankee Clipper

The following Equipment and Responsibilities are included with this Agreement:

•                  172 Quad chairs with padded seat and back cushions, safety bails with footrest and special hanger including refurbishment of chair heads to insure proper bolt fit in new hangers

Mount Snow is responsible for removal and disposal of existing chairs. Mount Snow is responsible for the removal of existing chair heads and shipping them to Grand Junction, CO to refurbish and install in new hanger. Mount Snow is responsible for assembly and installation of new chairs

•                  Enclosure for Yankee Clipper including equipment, engineering, labor, travel expenses and rental equipment.

Mount Snow is responsible for heat and lights and inside walkways

•                  Six 1-4-1 Sheave Assemblies

Mount Snow is responsible for installation.

•                  Mount Snow is responsible for shipping cost of the above items.

It is expressly understood that L-POA shall have no responsibility or liability whatsoever for the failure of any of the components of the existing lift that were not supplied by L-POA. It is further understood that the integration of new L-POA equipment into the existing lift equipment is the decision of the Purchaser alone.

The Purchaser agrees to indemnify and hold harmless L-POA from any claims arising from the failure of the existing lift equipment that was not supplied by L-POA and from any resultant personal injury or property damage, including damages caused by inaccuracy of any materials, information and the like provided by the Purchaser with respect to the existing lift equipment not supplied by L-POA

L-POA will warranty and be liable only for L-POA equipment, and claims arising from this equipment, provided that any lift failure and resulting claim is caused solely by a defect in the L-POA equipment.

Exhibits for Mount Snow Resort
March 8, 2011	Quality + Simplicity = Reliability

Certificate of Substantial Completion

Exhibit G

Contract for:	The sale of Equipment, Installation and Services
Contract Date:	March 8 2011

This Certificate of Substantial Completion applies to all Work under the Contract Documents or to the following specified parts thereof:

Lift: Lift 17

Mount Snow Resort (Purchaser) and Leitner-Poma of America, Inc. (Seller)

The Work to which this Certificate applies has been inspected by authorized representatives of the Purchaser and Seller, and that Work is hereby declared to be substantially complete in accordance with the Contract Documents and approved for public operation by the governing authorities.

Date of Substantial Completion: November 9, 2011

A Deficiency List of items to be completed or corrected is attached hereto. The items on this Deficiencies List shall be completed or corrected by Seller within the dates specified for each item, and for an accounting event shall be valued at the reasonable amount specified. Any item not specifically noted on the Deficiency List at the above date of Substantial Completion shall fall under the rectifications provided for under Warranty Conditions, as more particularly described in the Contract Documents.

This certificate does not constitute an acceptance of Work not in accordance with the Contract Documents nor is it a release of Seller’s obligation to complete the Work in accordance with the Contract Documents.

Seller accepts this Certificate of Substantial Completion on day of , 2011.

Leitner-Poma of America, Inc. by

Purchaser accepts this Certificate of Substantial Completion on day of , 2011.

Purchaser by

Quality + Simplicity = Reliability

Punch List

Exhibit H

Date of Substantial Completion:

Compiled and Initialed by:

for Purchaser

Compiled and Initialed by:

for Contractor

Punch Item	To Be Completed By	Reasonable Value

Quality + Simplicity = Reliability

Milestones

Exhibit I

The following are milestones for Lift: 17

If Purchaser does not achieve one or more of the milestones by the applicable date, L-POA cost of its Work may increase and/or L-POA may be delayed in achieving the Scheduled Completion Date. This may result in a change order increasing the Contract Price and/or moving back the Scheduled Completion Date.

Purchaser Milestones:

•	Color Sheet Approval	April 22, 2011

•	Obtain Permits and authorization to allow construction to begin	May 1, 2011

•	Profile Approval (within 3-5 days of receipt)	May 16, 2011

•	Lift House Layouts Approval	June 1, 2011

•	Power supplied to all Terminal Sites	October 1, 2011

•	Terminal and Station grading completed	After completion of terminal foundations

•	Load and Unload platform grading completed	After structures are in place

•	Drive Lift House Completed	N/A

•	Return Lift House Completed	N/A

•	Purchaser agrees to provide to L-POA a list of load test attendees (minimum of 1 person) 6 weeks before scheduled load test.

•	Load test Attendees (To be decided 6 weeks prior to load test date):

1 Minimum Required attendant from .

(Purchaser Representative)	(Purchaser Representative)

Leitner-Poma Milestones:

•	Survey Start (1 week)	May 1, 2011

•	Submit preliminary design package to authority having jurisdiction	May 1, 2011

•	Complete Profile	May 15, 2011

•	Begin construction activities	May 16, 2011

•	Start Excavation	July 1, 2011

Quality + Simplicity = Reliability

Enclosure Plan

Exhibit J

Leitner-Poma of America to supply and install enclosure for the Grand Summit Express, reference print #41011 including roof, windows and underskin.

Quality + Simplicity = Reliability

Price Calculation

Exhibit K

The following prices include freight on board to West Dover, VT. Each price excludes sales and local tax.

Lift 17

The total amount of Leitner-Poma supplies including Equipment, Engineering and Services as described in Exhibits A, B, C, D, and F	$6,880,000.00

Options:

• AC Drive — 800 hp Addition	$84,400.00

• Lift Houses Addition	$102,800.00
Drive — Size: 10 x 14 — ligths and heat Concrete foundation
Return — Size: 10 x 12 — lights and heat Concrete foundation

• 100% parking rails for 102 chairs Addition Parking enclosure by Area	$256,630.00

Quality + Simplicity = Reliability

Leitner-Poma Warranties 2011

Exhibit L

The following warranties are included:

1.              The lift design and engineering, for the codes that are applicable at the time of original installation, are warranted for the life of the lift.

2.              The lift equipment manufactured by Leitner-Poma and its subcontractors is warranted against defects in workmanship and materials as follows:

•	Poma Kissling Gearbox (excluding seals)	5 years or 7,500 hours

•	All other Leitner-Poma lift components	2 years or 3,000 hours, which ever occurs first

3.              The accessory equipment supplied by other manufacturers are warranted against defects in workmanship and materials according to the pass-through warranties of each manufacturer at the time of the original installation.

Typical
Electric motors	1 year
Electric controls	1 year

Diesel engines, transmissions	1 year
Shafts	1 year
Belts	1 year
Tires, solid	2 years
Haul rope	5 years

Quality + Simplicity = Reliability